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Exhibit 1
English Translation

TRANSGENE

A form of Limited Liability Company
Registered capital of 23,008,603 Euros
Registered office:
11, rue de Molsheim
67082 Strasbourg

BYLAWS

Bylaws which integrate the amendments
Effective as of June 25, 2002

TITLE I

PURPOSE—CORPORATE NAME—REGISTERED OFFICE—DURATION

Article 1

        A société anonyme is formed that shall exist between the owners of the Ordinary Shares authorized hereby and the owners of those which may be subsequently authorized; it shall be governed by the laws and regulations in force and by these bylaws.

Article 2

        The purpose of the Company, in France and abroad, on its own behalf and on behalf of third parties, is:

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  to conduct all activities pertaining to research, development, studies to devise methods of production and commercialization, pre-clinical and clinical developments, and production and commercialization of all products and processes in the field of bio-industries, biotechnologies, and more specifically genetic engineering, with the goal, in particular, of animals, and, more generally, implementing any sciences and techniques which could lead to the development of such products and processes;

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  the creation, the acquisition, by all means, and the exploitation, under all forms, of all companies relating, directly or indirectly, to these activities, as well as the acquisition of interests, by all means, in such companies;

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  and, more generally, to conduct all commercial, industrial, personal property, real estate, and financial operations which could be related, directly or indirectly, to the above stated purpose, or which could favor its realization, extension, or development.

Article 3

        The Company takes the name:

"TRANSGENE"

        This name must be immediately preceded or followed by the words "Société Anonyme" or "S.A.".

Article 4

        The registered office shall be located at STRASBOURG (67000), 11, rue de Molsheim.

Article 5

        Except in the event of early dissolution or an extension decided by an extraordinary shareholders' meeting, the duration of the Company shall be 99 years, commencing upon the date of its registration with the Registry of Commerce.

TITLE II

CAPITAL—ORDINARY SHARES—PAYMENTS

Article 6

        The registered capital is 23,008,603 Euros; divided into 10,055,760 Ordinary Shares all of the same class, subscribed for in cash and fully paid up.

Article 7

        The fully paid up Ordinary Shares shall be in registered form or in bearer form, but in the latter case, only if they are definitely admitted for listing on a French or foreign stock exchange. They shall be registered under applicable legal and regulatory requirements.

        From the moment the Ordinary Shares of the Company are definitely admitted for listing on a French or foreign stock exchange, the Company may, at any time, request from the entity responsible for the clearing of the Ordinary Shares, pursuant to the requirements of the laws and regulations then in force, the name or the corporate name, in the case of a juridical person, and address and the nationality of the holders of the Ordinary Shares or fo the securities conferring eventually the right to vote in shareholders' meetings, the number of Ordinary Shares or securities held by each holder and, as the case may be, restrictions to which the Ordinary Shares or securities could be subject.

        The Ordinary Shares and other transferable securities are freely transferable and such transfer shall be carried out in accordance with legal and regulatory requirements, whether the security in question is listed as being in registered from or in bearer form.

        From the moment the Ordinary Shares of the Company are definitely admitted for listing on a French or foreign stock exchange, any individual or juridical person, acting alone or in concert with another, who comes to possess, by any means whatsoever within the meaning of article L.233-7 of the Code of commerce, a number of securities representing, immediately or in the future, a fraction equal to at least 5% of the equity and/or voting rights at shareholders' meetings or any multiple of such percentage, even if this multiple exceeds the legal threshold of 5%, must inform the Company of the total number of securities it possesses by registered letter with return receipt requested, addressed to the registered office within a period of fifteen days from the date on which this threshold was reached or surpassed, or by any other equivalent means for the holders of securities residing outside France.

        This duty to disclose applies in the same manner as provided above each time that a fraction of the equity and/or voting rights owned falls below any threshold provided for above.

        In case of non-compliance with the above provisions, the Ordinary Shares exceeding the threshold giving rise to notification shall be deprived of their voting rights upon the request of one or more shareholders possessing, together or separately, at least 5% of the equity and/or voting rights in the Company, pursuant to the conditions set forth in the last paragraph of article L.233-14 of the Code of commerce.

        If non-compliance with this duty to disclose is later rectified, the corresponding voting rights cannot be exercised until the expiration of the time period provided for by the laws or regulations in force.

Article 8

        Each Ordinary Shares carries the right to ownership of the corporate assets and distribution of profits in proportion to that portion of the capital the Ordinary Shares represents.

        In addition, each Ordinary Shares carries the right to vote and to representation in shareholders' meetings under the conditions provided for by law and in these bylaws.

        The shareholders are liable up to the par value amount of the Ordinary Shares which they hold. Any call for funds beyond this is prohibited.

        Rights and obligations are common attributes of every Ordinary Share regardless of who the holder thereof may be.

        The ownership of an Ordinary Share, by right, requires adherence to the bylaws of the Company and to the resolutions of shareholders' meetings.

        Each time it is necessary to possess a certain number of Ordinary Shares to exercise a right, it shall be incumbent upon the owners who do not possess such number to arrange among themselves the grouping of the required Ordinary Shares.

Article 9

        The Ordinary Shares shall be deemed indivisible with respect to the Company, which shall not recognize more than a sole owner for an Ordinary Share; therefore, all co-owners of an Ordinary Share are required to be represented in relation to the Company by one and the same person.

        Except for an agreement to the contrary, usufruct owners of Ordinary Shares can validly represent shareholders with remainder interest; however, the right to vote belongs to the usufruct owner for ordinary shareholders' meetings and to the remainder man for extraordinary shareholders' meetings.

Article 10

        The registered capital may be increased or decreased by all methods and in any manner authorized by law.

TITLE III

SECURITIES

Article 11

        After two years of existence and the due approval of two balance sheets by the shareholders, the Company may proceed to the issuance of negotiable bonds.

        A shareholders' meeting has the exclusive power to authorize the issuance of bonds. The shareholders' meeting may delegate to the board of directors the powers necessary to proceed to such an issuance and to decide on the terms and conditions thereof, either in one issuance or from time to time within a period of five years.

        The issuance shall take place under the conditions and according to the requirements prescribed by the laws and regulations in effect.

TITLE IV

MANAGEMENT OF THE COMPANY

Article 12

        The Company shall be managed by a board of directors composed of no fewer than three and no more than fifteen members, to be chosen from among the shareholders and elected at a shareholders' meeting.

        The directors shall be elected for a maximum term of four years. A director's term of office shall expire at the conclusion of the ordinary shareholders' meeting called to deliberate on the accounts of the fiscal year coming to an end held during the year in which the director's term of office expires. It shall be arranged so that then number of terms expiring each year be as regular as possible.

        The directors shall be eligible for reelection; they can be removed at any time at a shareholders' meeting. In the event of a vacancy of one or more seats, the board can, under the conditions provided for by law, fill any such vacancies; the directors so elected shall remain in office only for the period remaining of the term of their predecessors, and their nomination must be ratified at the next shareholders' meeting.

        Each director must, during the entire duration of his term of office, be the owner of at least one Ordinary Share of the Company.

Article 13

        The Board of Directors elects among its individual members a Chairman and, if it so decides, one or more Vice-Presidents, for whom the Board shall set the duration of their term of office. Such term shall not exceed the duration of the Chairman's or Vice-President's term of office as a director or extend beyond a period starting from their appointment and concluding at the ordinary shareholders' meeting called to deliberate on the accounts of the fiscal year during which the director has reached the age of 67.

        Nonetheless, as an exception to the foregoing, the Board may extend the duration of the term of office, year by year, without such extension exceeding two years. In case of the non-attendance of the Chairman or an impediment to his attending, the Board shall appoint a sitting Chairman chosen from among the Vice-Presidents or, failing this, from among the directors.

        The Board meets as often as the Company's interests warrant, upon convening by the Chairman. In addition, if the Board has not met in a two-month period, directors representing at least one third of the Board members have the right to ask the Chairman to call a meeting on a defined agenda.

        When the roles of Chairman and Chief Executive Officer are dissociated, the Chief Executive Officer can ask the Chairman to call a Board meeting on a defined agenda.

        The Board may, in addition, appoint a Secretary, who may or may not be a shareholder.

Article 14

        The Board of Directors determines the orientation of the Company's activities and ensures its implementation. Subject to the powers reserved to the shareholders meetings and within the limits of the company's purpose, the Board has the right to examine any questions regarding the running of the Company and settles all business matters in its deliberations.

        The Company is bound in its relations with third parties, even by acts of the Board outside of the Company's purpose, unless the Company can prove that said third party knew that the act overstepped the Company's purpose or that third party could not ignore it in given circumstances, provided however that the sole publication of the statuts shall not be sufficient proof.

        The Board makes all inspections and verifications it deems appropriate. Each Board member receives all information necessary to the fulfillment of his or her mission and can request all documents he or she deems useful.

Article 15

        There may be allocated to the board of directors a fixed annual payment in the form of attendance fees which amount, recorded as a general expense, shall be determined by an ordinary shareholders' meeting and shall thereafter be paid until a decision to the contrary is made at such a meeting.

        The board of directors shall allocate this payment among its members in the proportion which it deems appropriate.

Article 16

        The Chairman represents the Board of Directors. He organizes and directs the work of the Board and reports to the shareholders' meeting. He attends to the good functioning of the company's organs and particularly ensures that the Board members are in the position to fulfil their mission.

        Without prejudice to the powers the law expressly attributes to shareholders' meetings, as well as the powers that it reserves specifically for the Board of Directors, and within the limits of the Company's purpose, the Chairman is invested with the most extensive powers to act, in all circumstances, in the name of the Company.

        Any limitation of his powers by a decision of the Board of Directors shall not excuse performance of duties owed to third parties.

        Without prejudice to provisions set forth in the preceding paragraphs, the Board of Directors may delegate to one or more of its members or to third parties, whether they are shareholders or not, any special power to act for one or more specific purposes, under conditions which it shall determine, with or without the right of substitution, and may perform any research or investigation. It shall determine, in such cases, compensation, whether fixed or proportional. If a director is compensated for such an appointment, the provisions of Articles L.225-38 et seq. of the Code de commerce shall apply.

Article 17

        The general management of the Company is assumed, under his responsibility, either by the Chairman, or by another individual designated by the Board, receiving the title of Directeur Général (Chief Executive Officer).

        The Board chooses between the two modalities of general management by the majority of attending and represented Board members. The decisions regarding this choice are made in accordance with these by-laws (statuts), at any time during the one-year period following the adoption of these by-laws (statuts) and, thereafter, only at the election or renewal of the Chairman's or Directeur Général's mandate, and remain in force until the expiration date of whichever comes first.

        In accordance with article L.225-51-1 of the Code de commerce, if the Board decides not to dissociate the roles of Chairman and Directeur Général, the Chairman assumes under his responsibility, the general management of the company; in this case all legal, regulatory and statutory dispositions are applicable to the Chairman who holds the title of Président-Directeur Général.

        If the Board decides to dissociate the roles of Chairman and Directeur Général, the Directeur Général is vested, without prejudice to the powers the law expressly attributes to shareholders' meetings, as well as the powers that it reserves specifically for the Board of Directors, and within the limits of the Company's purpose, with the most extensive powers to act, in all circumstances, in the name of the Company, and to represent it in its relations with third parties.

        On the proposal of the Directeur Général, the Board can name one or more individuals to assist the Directeur Général holding the title of Directeur Général Délégué.

        The number of Directeurs Généraux Délégués cannot exceed five.

        When the Directeur Général and the Directeurs Généraux Délégués are directors of the board, the term of their function cannot exceed that of their mandate.

        The compensation of the Chairman of the Board of Directors of the Directeur Général and, as the case may be, of the Directeurs Généraux Délégués, shall be determined by the Board of Directors; such compensation can be a fixed amount or, both a fixed amount and a proportional amount.

        Subject to the previous paragraphs, the Board can delegate, with the right of substitution, to one or more of its members or to a third party, who may or may not be shareholders, all special powers of attorney for one or more specified subjects, under conditions it shall define with or without substitution faculty, and to have conducted any and all studies and surveys. In this case, the Board determines the compensation, whether in fixed amount or proportional. If the compensation is granted to a Board member, the provisions of the Code de commerce concerning transactions between the Company and a Board member are applicable.

        In accordance with article L.225-39 of the Code de commerce, all transactions between the Company and a Board member, the Chairman or the Directeur Général entered into under normal conditions must be reported by the interested individual to the Chairman. The list and subject matter of these transactions are communicated to the Board and the auditors. Each shareholder has the right to obtain the list and the purpose of the transactions.

Article 18

        The directors are called to meetings of the Board of Directors in any manner, even verbally. The meetings can be held by video conferences, in accordance with the provisions of article L.225-37 paragraph 3 of the Code de commerce; members of the Board who attend to the meeting via video conference will be counted present for the purposes of quorum. However, effective attendance or representation is requested for any deliberation of the Board pertaining to the nomination or destitution of the Chairman or of the Directeur Général, the statement of the corporate and consolidated accounts and the establishment of the Board's annual report to shareholders.

        Resolutions are adopted pursuant to conditions of quorum and majority provided by law. In the event of a tie vote, the Chairman shall have the casting vote.

        A director can give a proxy to another director to represent him or her at a meeting of the board of directors.

        Minutes shall be drawn up and copies or extracts of the resolutions shall be delivered and certified in accordance with the law.

Article 19

        The Pharmacien Responsable ("Managing Pharmacist"), registered on Schedule "B" of the Order of Pharmacists, whose diploma shall be filed on behalf of the Company, shall be responsible for ensuring that the Company respects the laws and regulations concerning the exercise of the profession of pharmacist.

        To this end, the Managing Pharmacist shall enjoy all powers necessary to insure direct contact with all authorities or competent bodies, to assemble all files, to solicit all certifications or authorizations, to inspect all raw material or authorize the use thereof, to have free access to all laboratories, to supervise manufacturing, and to authorize alone the use and the commercialization of finished products; in addition, he shall give his approval to the hiring of pharmacists and other heads of technical services who exercise their activities within the Company.

        In the event of a conflict between the Chairman and the Managing Pharmacist, the board of directors shall arbitrate, without ever being able to impose a decision which would run contrary to legal and regulatory provisions and the nature of which would give rise to liability for the Managing Pharmacist.

TITLE V

AUDITING OF THE COMPANY

Article 20

        An ordinary shareholders' meeting shall appoint one or more principal statutory auditors and one or more alternate auditors which auditors shall comply with the conditions set by law and regulations.

TITLE VI

SHAREHOLDERS' MEETINGS

Article 21

        Shareholders' meetings shall convene and deliberate pursuant to requirements of law.

        Shareholders' meetings shall be held either at the registered office or in any other place indicated in the notice of the meeting.

        The right to participate at shareholders' meetings shall be subject:

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  as concerns shareholders holding Ordinary Shares in registered form, to the registration of the Ordinary Shares in the name of the shareholder as reflected in the corporate books of the Company at least five days prior to the date of the shareholders' meeting,

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  as concerns shareholders holding Ordinary Shares in bearer form, to the filing, under the conditions provided for by Article 136 of Decree No. 67-236 of March 23, 1967, of the certificate of deposit of bearer shares at least five days prior to the date of the shareholders' meeting

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  provided the Board of Directors so decides at the time of the calling of the general shareholders' meeting, each shareholder will also be able to attend and to vote at shareholders meetings by video conference or any other telecommunication means permitting the identification of the shareholder, pursuant to applicable legal conditions and modalities

        A shareholder can be represented by another shareholder or by his or her spouse.

        The meetings shall be presided over by the Chairman of the board of directors or, in his absence, by a Vice-President or by a director specially appointed for such purpose by the board. Failing this, the shareholders' meeting shall elect a chairman.

        The minutes of the meetings shall be drawn up and the copies thereof shall be certified and delivered in accordance with the law. The Board presents the consolidated accounts at the annual shareholders' meeting, together with its annual report and the social accounts. The shareholders' meeting deliberates and votes on all questions regarding the consolidated accounts of the past fiscal year

TITLE VII

SOCIAL AND CONSOLIDATED ACCOUNTS

Article 22

        The Company's fiscal year shall commence January 1 and close December 31.

        A regular accounting of the corporate operations shall be drawn up in accordance with the law.

        At the end of each fiscal year, the board of directors shall approve the accounts of the Company, which shall include in particular, the balance sheet, the statement of profits and losses, and the notes completing and commenting on the information set forth in such documents.

        The Board presents the consolidated accounts at the annual shareholders' meeting, together with its annual report and the social accounts. The shareholders' meeting deliberates and votes on all questions regarding the consolidated accounts of the past fiscal year.

Article 23

        The statement of profits and losses indicates through the difference between the revenues and expenses for the year, after deduction of depreciable items and reserves, the net income for the year.

        From such annual net income decreased, as the case may be, by the amount of prior losses, there shall first be appropriated to a legal reserve an amount equal to at least five percent, as prescribed by law, until such reserve reaches a tenth of the registered capital, such appropriation being resumed when, for any reason whatsoever, this reserve falls below such percentage.

        The remainder to which carried forward profits, if any, shall be added, constitutes the distributable profit.

        An ordinary shareholders' meeting may decide to appropriate from the distributable profit all amounts it deems proper to set, either to be carried forward to the next fiscal year or to be deposited into one or more optional reserve accounts, ordinary or extraordinary, with or without special allocation.

        The balance of the distributable profit, if any, increased, as the case may be, by amounts the shareholders' meeting has decided to draw from optional reserves for purposes of distribution, shall be distributed to the shareholders.

        Dividends shall be distributed on a priority basis out of the profit of the year.

        Except for a capital reduction, no distribution shall be made to the shareholders when the net assets are or become less, following such distribution, than the amount of capital increased by those reserves the law or the bylaws do not allow to be distributed.

TITLE VIII

WINDING UP—LIQUIDATION

Article 24

        Upon the dissolution of the Company, one or more liquidators shall be appointed at a shareholders' meeting under the conditions of quorum and majority as provided for in ordinary shareholders' meetings.

        The liquidator shall represent the Company. He shall be vested with the most extensive powers in order to dispose of the assets, including by settlement. He shall be empowered to pay the creditors and distribute the available balance.

        A shareholders' meeting may authorize the liquidator to pursue operations in the ordinary course or to engage in new operations for the purpose of the liquidation.

        The distribution of net assets remaining after reimbursement of the par value of the Ordinary Shares is made among the shareholders in the same proportion as their interest in the capital.

TITLE IX

DISPUTES

Article 25

        All disputes which could arise during the existence of the Company or during its liquidation, either between the shareholders and the Company or amongst the shareholders, concerning the Company's affairs, shall be adjudicated in accordance with the law and submitted to the jurisdiction of the competent courts.

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  Exhibit 1 English Translation